Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated March 4, 2014 (Except for Note 12d to which the date is October 15, 2014) in the Registration Statement (Form S-1) and related Prospectus of LabStyle Innovations Corp., dated October 15, 2014.

/s/ Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	KOST FORER GABBAY & KASIERER
October 15, 2014	A Member of Ernst & Young Global